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Stradley Ronon Stevens & Young, LLP

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September 14, 2016

Board of Trustees of Franklin Templeton ETF Trust

One Franklin Parkway

San Mateo, CA 94403-1906

Subject:  Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A relating to Franklin Templeton ETF Trust, a Delaware statutory trust

File Nos. 333-208873; 811-23124

Ladies and Gentlemen:

We have acted as counsel to Franklin Templeton ETF Trust, a Delaware statutory trust (the “Trust”), including its new series, Franklin Liberty U.S. Low Volatility ETF and Franklin Liberty Investment Grade Corporate ETF (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 5 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 9 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-Laws, and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.     The shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2.     The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

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On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:   /s/ Kristin H. Ives

         Kristin H. Ives, a Partner

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